Exhibit 99.1

Investor Contact: Hayden IR Jeff Stanlis, Partner (602) 476-1821 jeff@haydenir.com

Press Release

For Immediate Release

NewCardio Implements Management Succession as Company Shifts from Development to Commercialization

Branislav Vajdic, Founder, Retires as CEO, to Remain on the Board of Directors as Vice Chairman and Named Special Fellow Reporting to Chairman

SANTA CLARA, CA (June 16, 2010) – PR Newswire – NewCardio, Inc., (OTC BB: NWCI) a cardiac diagnostic technology provider, today announced that Vincent W. Renz, the Company’s President and Chief Operating Officer, has been promoted to Chief Executive Officer and elected to NewCardio’s Board of Directors as part of a planned succession designed to facilitate the Company’s continuing move to a commercial enterprise that will bring the platform technology and related solutions to market and accelerate revenue growth. Dr. Branislav Vajdic, has resigned as Chief Executive Officer, but will remain on the Company’s board of directors as Vice Chairman. Additionally, Dr. Vajdic now will focus his efforts, full time, in the areas of technology and product development, serving as a Special Fellow, reporting to the Chairman of the Board.

Mr. Renz joined NewCardio as President and COO in August of 2008, bringing to the Company more than 26 years of experience in the information technology industry, specifically in the development and commercialization of technology products and services. He joined NewCardio from ClinPhone, previously the world’s leading Clinical Technology Organization which was acquired by PAREXEL International Corporation, a leading global biopharmaceutical services organization. At ClinPhone, Mr. Renz served as Chief Operating Officer. Previously, he worked for eResearch Technology, Inc. as the Executive Vice President and Chief Technology Officer and played a key role in building eResearch Technology’s clinical technology business. Mr. Renz was also instrumental in developing the global business development and client services infrastructure to support the company’s rapid growth and profitability. Mr. Renz earned an M.B.A. in Management Information Systems from Indiana University and a B.B.A. in Finance from the University of Notre Dame.

“We have made tremendous progress in our efforts to develop and commercialize our platform technology, and the market reaction to QTinno™ and the early attention on the CardioBip™, has validated our confidence in the underlying platform technology,” commented Mark W. Kroll, PhD, FACC, FHRS, NewCardio’s Chairman. “We are deeply gratified for the vision of our founder, Dr. Branislav Vajdic, and thank him for his efforts to bring us to this point. Our efforts to transition from product development and increasingly focus on commercialization of our platform technology and the related solutions will be enhanced by this planned succession that will have Mr. Renz leading our management team going forward. Vinnie Renz has built and managed our operations team and driven our commercialization process, which has resulted in widespread industry acceptance. He is the ideal person to assume the strategic and tactical leadership of the Company on a day-to-day basis. We are also gratified that Branislav will continue to assist the Company with strategic initiatives in the future and be available to facilitate a smooth transition.”

Mr. Renz added, “Under Dr. Vajdic’s leadership, we have developed a powerful and comprehensive platform technology which promises to bring improved accuracy and increased diagnostic value to the EKG, the most widely used test in cardiology. We stand at the beginning of a significant shift in drug development, and QTinno is the industry's first solution for the reliable automated analysis of ECGs used to determine cardiac toxicity during drug development. To date, we have signed Master Services Agreements with 3 of the top 5 CROs in the industry, and forged relationships with other clinical trial service providers and drug sponsors. We will continue to drive the applications of our 3D technology including CardioBip™ and Cardio3KG™. Looking forward, CardioBip can radically improve the remote cardiac monitoring process as the first non-invasive, remote, wireless device which delivers accurate 12-lead ECG results. Our Cardio3KG solution is expected to significantly improve the diagnosis of cardiac events in an urgent care setting, saving lives and improving clinical outcomes. I am excited to receive the baton from Branislav, and build upon his vision as we commercialize these three solutions and grow the underlying platform technology.”

About NewCardio, Inc.

NewCardio is a cardiac diagnostic and services company developing and marketing proprietary software platform technologies to provide higher accuracy to, and increase the value of, the standard 12-lead ECG.  NewCardio's 3-D ECG software platform reduces the time and expense involved in assessing cardiac status while increasing the ability to diagnose clinically significant conditions which were previously difficult to detect.  NewCardio's software products and services significantly improve the diagnosis and monitoring of cardiovascular disease, as well as cardiac safety assessment of drugs under development.For more information, visit www.newcardio.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2009 and relate to our business plan, our business strategy, development of our proprietary technology platform and our products, timing of such development, timing and results of clinical trials, level and timing of FDA regulatory clearance or review, market acceptance of our products, protection of our intellectual property, implementation of our strategic, operating and people initiatives, benefits to be derived from personnel and directors, ability to commercialize our products, our assumptions regarding cash flow from operations and cash on-hand, the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure, implementation of marketing programs, our key agreements and strategic alliances, our ability to obtain additional capital as, and when, needed, and on acceptable terms and general economic conditions specific to our industry, any of which could impact sales, costs and expenses and/or planned strategies and timing. We assume no obligation to, and do not currently intend to, update these forward-looking statements.

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